Exhibit 99.01

Glu Reports Fourth Quarter and Full Year 2015 Financial Results

  Q4 non-GAAP revenue of $57.9 million and Q4 GAAP revenue of $61.0 million
  Q4 Adjusted EBITDA of $2.8 million
  Announced exclusive partnerships with Taylor Swift and Gordon Ramsay
  Approximately 1.3 billion total social followers* of celebrities with whom the company has exclusive partnerships; titles featuring these celebrities expected live by end of 2017
  Investment in and option to acquire Plain Vanilla Corp., developer of hit trivia game QuizUp
  Approved a stock repurchase program to potentially repurchase up to $50 million of Glu’s common stock

SAN FRANCISCO--(BUSINESS WIRE)--February 3, 2016--Glu Mobile Inc. (NASDAQ:GLUU), a leading global developer and publisher of free-to-play games for smartphone and tablet devices, today announced financial results for its fourth quarter and full year ended December 31, 2015.

“Our ability to exceed revenue and EBITDA expectations in Q4 was driven by the ongoing traction of our catalog titles, including the continued solid performance of Kim Kardashian: Hollywood, Cooking Dash 2016, Racing Rivals and Deer Hunter 2016,” stated Niccolo de Masi, Chairman and Chief Executive Officer of Glu. “During the quarter we hired new studio leadership, with Tim Wilson joining as our Global CTO and Nick Earl as our President of Global Studios. Nick and Tim have hit the ground running and have already begun evolving our global studios. We anticipate that our global studio improvements will significantly enhance Glu’s product delivery on a go forward basis.”

de Masi continued, “I am pleased that Glu has extended our lead in building the premier celebrity gaming platform via a multi-year, exclusive gaming partnership with Taylor Swift. Swift is the most followed woman in the world with over 220 million social followers and a powerful addition to our celebrity gaming partnerships which now total approximately 1.3 billion social followers*. The strength of our catalog, new launch roadmap, and strong balance sheet, positions Glu for growth in 2016 and beyond.”

Fourth Quarter 2015 Financial Highlights:

  Revenue: Total GAAP revenue was $61.0 million in the fourth quarter of 2015 compared to $72.9 million in the fourth quarter of 2014. Total non-GAAP revenue was $57.9 million in the fourth quarter of 2015, compared to $76.2 million in the fourth quarter of 2014. Non-GAAP revenue excludes changes in deferred revenue and litigation settlement proceeds.
  Gross Margin: GAAP gross margin was 58% in the fourth quarter of 2015 compared to 56% in the fourth quarter of 2014. Non-GAAP gross margin was 63% in the fourth quarter of 2015 compared to 61% in the fourth quarter of 2014. Non-GAAP gross margin excludes changes in deferred revenue and litigation settlement proceeds, change in deferred cost of revenue, amortization of intangible assets and non-cash warrant expense.

  GAAP Operating Income/(Loss): GAAP operating loss was $(3.1) million in the fourth quarter of 2015 compared to income of $5.1 million in the fourth quarter of 2014.
  Non-GAAP Operating Income: Non-GAAP operating income was $2.1 million in the fourth quarter of 2015 compared to $13.5 million during the fourth quarter of 2014. Non-GAAP operating income excludes changes in deferred revenue and deferred cost of revenue, amortization of intangible assets, non-cash warrant expense, stock-based compensation expense, restructuring charges, change in fair value of the Blammo earnout, transitional costs and litigation costs and settlement proceeds.
  Adjusted EBITDA: Adjusted EBITDA was $2.8 million for the fourth quarter of 2015, compared to $14.1 million during the fourth quarter of 2014. Adjusted EBITDA is defined as non-GAAP operating income excluding depreciation.
  GAAP Net Income/(Loss) and EPS: GAAP net loss was $(3.0) million for the fourth quarter of 2015 compared to net income of $1.4 million for the fourth quarter of 2014. GAAP EPS loss was $(0.02) for the fourth quarter of 2015, based on 127.8 million weighted-average basic shares outstanding, compared to a GAAP diluted EPS of $0.01 for the fourth quarter of 2014, based on 107.0 million diluted weighted-average shares outstanding.
  Non-GAAP Net Income and EPS: Non-GAAP net income was $2.3 million for the fourth quarter of 2015 compared to $12.2 million for the fourth quarter of 2014. Non-GAAP diluted EPS was $0.02 for the fourth quarter of 2015 based on 129.4 million weighted-average diluted shares outstanding, compared to non-GAAP diluted EPS of $0.11 for the fourth quarter of 2014 based on 107.0 million weighted-average diluted shares outstanding.
  Cash and Cash Flows: As of December 31, 2015, Glu had cash and cash equivalents of $180.5 million compared to $182.3 million at the end of the prior quarter. The company continues to have no debt. Cash flows generated from operations were $139,000 for the fourth quarter of 2015 compared to $19.3 million for the fourth quarter of 2014.

A reconciliation of GAAP to non-GAAP results has been provided in the financial statement tables included in this press release. An explanation of these measures is also included below under the heading “Use of Non-GAAP Financial Measures.”

Recent Developments and Strategic Initiatives:

  Today, we announced a multi-year, exclusive mobile gaming partnership with Taylor Swift, an award-winning singer, musician and song writer.
  In January 2016, we announced the exclusive partnership with award-winning chef Gordon Ramsay on the development of a new mobile game that is currently slated for global release during the summer of 2016.

  In January 2016, we announced an investment in QuizUp developer Plain Vanilla Corp. We also have a call option to acquire Plain Vanilla Corp. for 15 months from the closing of the initial investment at a pre-agreed price.
  In January 2016, we acquired a minority equity stake and entered into a publishing agreement with Dairy Free Games.

In addition, our Board of Directors has formally approved a stock repurchase program under which we may repurchase up to $50 million of our outstanding common stock. We currently intend to enter into a Rule 10b5-1 trading plan in order to facilitate this program, under which we may repurchase shares without suspension for trading blackout periods. The repurchase program may be suspended, discontinued or modified in compliance with applicable securities laws.

“Our solid fourth quarter results were highlighted by our ability to exceed our revenue expectations,” stated Eric R. Ludwig, Chief Operating Officer and Chief Financial Officer. “Glu remains committed to enhancing the long-term value of the company through the ongoing investment in internal and external opportunities supported by our strong balance sheet.”

Fiscal 2015 Financial Highlights:

  Revenues: Total GAAP revenues were $249.9 million for the year ended December 31, 2015 compared to $223.1 million for the year ended December 31, 2014. Total non-GAAP revenues were $242.2 million for the year ended December 31, 2015 compared to $241.8 million for the year ended December 31, 2014.
  Gross Margin: GAAP gross margin was 57% for the year ended December 31, 2015 compared to 62% for the year ended December 31, 2014. Non-GAAP gross margin was 62% for the year ended December 31, 2015 compared to 63% for the year ended December 31, 2014.
  GAAP Operating Income/(Loss): GAAP operating loss was $(6.3) million for the year ended December 31, 2015 compared to operating income of $2.1 million for the year ended December 31, 2014.
  Non-GAAP Operating Income: Non-GAAP operating income was $13.9 million for the year ended December 31, 2015 compared to $32.6 million for the year ended December 31, 2014.
  Adjusted EBITDA: Adjusted EBITDA was $16.8 million for the year ended December 31, 2015 compared to $35.1 million for the year ended December 31, 2014.
  GAAP Net Income/(Loss) and EPS: GAAP net loss was $(7.2) million for the year ended December 31, 2015 compared to net income of $8.1 million for the year ended December 31, 2014. GAAP EPS loss was $(0.06) for the year ended December 31, 2015, based on 118.8 million weighted-average basic shares outstanding, compared to $0.08 for the year ended December 31, 2014, based on 96.9 million weighted-average diluted shares outstanding.

  Non-GAAP Net Income and EPS: Non-GAAP net income was $13.8 million for the year ended December 31, 2015 compared to $33.3 million for the year ended December 31, 2014. Non-GAAP EPS was $0.11 for the year ended December 31, 2015 based on 122.8 million weighted-average diluted shares outstanding, compared $0.34 for the year ended December 31, 2014 based on 96.9 million weighted-average diluted shares outstanding.
  Cash Flows Generated/(Used) from Operations: Cash flows used in operations were $(14.0) million for the year ended December 31, 2015 compared to cash flows generated from operations of $30.6 million for the year ended December 31, 2014.

A reconciliation of GAAP to non-GAAP results has been provided in the financial statement tables included in this press release. An explanation of these measures is also included below under the heading “Non-GAAP Financial Measures.”

Business Outlook as of February 3, 2016:

The following forward-looking statements reflect expectations as of February 3, 2016. Results may be materially different and are affected by many factors, such as: consumer demand for mobile entertainment and specifically Glu’s products; consumer demand for smartphones, tablets and next-generation platforms; our ability to improve the monetization of our titles and continue to successfully launch and update new games; development delays on Glu's products; continued uncertainty in the global economic environment; competition in the industry; storefront featuring; changes in foreign exchange rates; Glu's effective tax rate and other factors detailed in this release and in Glu's SEC filings.

First Quarter Expectations – Quarter Ending March 31, 2016:

  Non-GAAP revenue is expected to be between $46.0 million and $48.0 million.
  Non-GAAP gross margin is expected to be approximately 59.9%.
  Non-GAAP operating expenses are expected to be between $35.2 million and $35.4 million.
  Adjusted EBITDA, defined as non-GAAP operating income/(loss) excluding depreciation of approximately $0.6 million, is expected to range from a loss of $(6.0) million to $(7.0) million.
  Income tax is expected to be an expense of approximately $0.2 million.
  Non-GAAP net income/(loss) is expected to be between $(6.8) million and $(7.8) million, or between $(0.05) and $(0.06) per weighted-average basic share outstanding, which excludes approximately $4.1 million of anticipated stock-based compensation expense and $2.4 million for amortization of intangibles.
  Weighted-average common shares outstanding are expected to be approximately 129.5 million basic and 129.9 million diluted.

2016 Expectations – Full Year Ending December 31, 2016:

  Non-GAAP revenue is expected to be between $250.0 million and $275.0 million.
  Non-GAAP gross margin is expected to be approximately 56.2%.
  Adjusted EBITDA is expected to range from a loss of $(7.0) million to $(15.0) million.
  Non-GAAP net income/(loss) is expected to be between a loss of $(10.3) million and $(18.3) million, or between $(0.08) and $(0.14) per weighted-average basic share outstanding, which excludes approximately $17.7 million of anticipated stock-based compensation expense and $9.2 million for amortization of intangibles.

  Weighted-average common shares outstanding are expected to be approximately 132.2 million basic and 134.7 million diluted.
  We expect to have cash and short-term investments at December 31, 2016 of at least $140.0 million with no debt.

Quarterly Conference Call

Glu will discuss its quarterly results via teleconference today at 1:30 p.m. Pacific Time (4:30 p.m. Eastern Time). Please dial (866) 582-8907, or if outside the U.S., (760) 298-5046, with conference ID # 22306718 to access the conference call at least five minutes prior to the 1:30 p.m. Pacific Time start time. A live webcast and replay of the call will also be available on the investor relations portion of the company's website at www.glu.com/investors. An audio replay will be available between 4:30 p.m. Pacific Time, February 3, 2016, and 8:59 p.m. Pacific Time, February 10, 2016, by calling (855) 859-2056, or (404) 537-3406, with conference ID # 22306718.

Disclosure Using Social Media Channels and Calculation of Social Followers

Glu currently announces material information to its investors using SEC filings, press releases, public conference calls and webcasts. Glu uses these channels as well as social media channels to announce information about the company, games, employees and other issues. Given SEC guidance regarding the use of social media channels to announce material information to investors, Glu is notifying investors, the media, its players and others interested in the company that in the future, it might choose to communicate material information via social media channels or, it is possible that information it discloses through social media channels may be deemed to be material. Therefore, Glu encourages investors, the media, players and others interested in Glu to review the information posted on the company forum (http://ggnbb.glu.com/forum.php) and the company Facebook site (https://www.facebook.com/glumobile), the company twitter account (https://twitter.com/glumobile) and Mr. de Masi’s twitter account (https://twitter.com/niccolodemasi). Investors, the media, players or other interested parties can subscribe to the company blog and twitter feed and Mr. de Masi’s twitter feed at the addresses listed above. Any updates to the list of social media channels Glu will use to announce material information will be posted on the Investor Relations page of the company's website at www.glu.com/investors.

*Glu calculates the aggregate number of social followers of a particular celebrity licensor by adding the total followers on Facebook, Twitter, Instagram, Vevo and Vine for such celebrity. There is fan overlap among these social channels and among Glu’s various celebrity licensors, and such aggregate numbers have not been deduplicated.

The approximately 1.3 billion total social followers supporting celebrity titles that Glu expects to be live by the end of 2017 is based on the combined Facebook, Twitter, Instagram, Vevo, and Vine audiences of Taylor Swift, Gordon Ramsay, Katy Perry, Kim Kardashian West, Kendall and Kylie Jenner, Britney Spears, Nicki Minaj, Jason Statham and additional yet-to-be announced celebrities as of February 3, 2016.

Use of Non-GAAP Financial Measures

To supplement Glu's unaudited condensed consolidated financial data presented in accordance with GAAP, Glu uses certain non-GAAP measures of financial performance. The presentation of these non-GAAP financial measures is not intended to be considered in isolation from, as a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP, and may be different from non-GAAP financial measures used by other companies. In addition, these non-GAAP measures have limitations in that they do not reflect all of the amounts associated with Glu's results of operations as determined in accordance with GAAP. The non-GAAP financial measures used by Glu include historical and estimated non-GAAP revenue, non-GAAP smartphone revenue, non-GAAP cost of revenue, non-GAAP operating expenses, non-GAAP gross profit, non-GAAP gross margin, non-GAAP operating income/(loss), non-GAAP net income/(loss) and non-GAAP basic and diluted net income/(loss) per share. These non-GAAP financial measures exclude the following items from Glu's unaudited consolidated statements of operations:

  Change in deferred revenue and deferred cost of revenue;
  Amortization of intangible assets;
  Non-cash warrant expense;
  Stock-based compensation expense;
  Restructuring charges;
  Change in fair value of Blammo earnout;
  Litigation settlement proceeds and costs;
  Transitional costs;
  Release of tax liabilities and valuation allowance; and
  Foreign currency exchange gains and losses primarily related to the revaluation of assets and liabilities.

In addition, Glu has included in this release “Adjusted EBITDA” figures which are used to evaluate Glu’s operating performance. Adjusted EBITDA is defined as non-GAAP operating income/(loss) excluding depreciation. Adjusted EBITDA margin is defined as Adjusted EBITDA divided by non-GAAP revenue.

Glu may consider whether significant non-recurring items that arise in the future should also be excluded in calculating the non-GAAP financial measures it uses.

Glu believes that these non-GAAP financial measures, when taken together with the corresponding GAAP financial measures, provide meaningful supplemental information regarding Glu's performance by excluding certain items that may not be indicative of Glu's core business, operating results or future outlook. Glu's management uses, and believes that investors benefit from referring to, these non-GAAP financial measures in assessing Glu's operating results, as well as when planning, forecasting and analyzing future periods. These non-GAAP financial measures also facilitate comparisons of Glu's performance to prior periods.

Cautions Regarding Forward-Looking Statements

This news release contains forward-looking statements, including those regarding our “Business Outlook as of February 3, 2016” (“First Quarter Expectations – Quarter Ending March 31, 2016” and “2016 Expectations – Full Year Ending December 31, 2016”), and the statements regarding that we have exclusive partnerships with celebrities with approximately 1.3 billion social followers and expect games featuring these celebrities to be live by the end of 2017; that we anticipate that our global studio improvements will significantly enhance our ability to deliver product quality on a go forward basis; that we extended our lead in building the premier celebrity gaming platform via a multi-year exclusive gaming partnership with a new celebrity partner that is a powerful addition to our celebrity gaming partnerships; that the strength of our catalog, new launch roadmap, and strong balance sheet, positions us for growth in 2016 and beyond; the expected launch date of the game we are developing featuring Gordon Ramsay; our intention to implement a stock repurchase program and to enter into a Rule 10b5-1 trading plan as part of such efforts; and that we remain committed to enhancing the long-term value of the company through the ongoing investment in internal and external opportunities supported by our strong balance sheet. These forward-looking statements are subject to material risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. Investors should consider important risk factors, which include: the risks identified under "Business Outlook as of February 3, 2016"; the risk that our global studio improvements will not improve our ability to deliver to date and quality; the risk that Glu does not realize the anticipated strategic benefits from our celebrity partnerships, including our partnerships with our newly announced celebrity partners; the risk that the number of social followers of our celebrity partners does not correlate to strong performance for our celebrity titles; the risk that consumer demand for smartphones, tablets and next-generation platforms does not grow as significantly as we anticipate or that we will be unable to capitalize on any such growth; the risk that we do not realize a sufficient return on our investment with respect to our efforts to develop free-to-play games for smartphones, tablets and next-generation platforms, the risk that we will not be able to maintain our good relationships with Apple and Google; the risk that our development expenses for games for smartphones, tablets and next-generation platforms are greater than we anticipate; the risk that our recently and newly launched games are less popular than anticipated or decline in popularity and monetization rate more quickly than we anticipate; the risk that our newly released games will be of a quality less than desired by reviewers and consumers; the risk that the mobile games market, particularly with respect to free-to-play gaming, is smaller than anticipated; the risk that we may lose a key intellectual property license; the risk that we are unable to recruit and retain qualified personnel for developing and maintaining the games in our product pipeline resulting in reduced monetization of a game, product launch delays or games being eliminated from our pipeline altogether; the risk that the timing and amount of any shares repurchased by the company in its stock repurchase program will be determined by Glu’s management based on its evaluation of market conditions and other factors and, as a result, the company may determine to repurchase a smaller amount of shares than anticipated, or none at all; and other risks detailed under the caption "Risk Factors" in our Form 10-Q filed with the Securities and Exchange Commission on November 9, 2015 and our other SEC filings. You can locate these reports through our website at http://www.glu.com/investors. We are under no obligation, and expressly disclaim any obligation, to update or alter our forward-looking statements whether as a result of new information, future events or otherwise.

About Glu Mobile

Glu Mobile (NASDAQ:GLUU) is a leading global developer and publisher of free-to-play games for smartphone and tablet devices. Glu is focused on creating compelling original IP games such as CONTRACT KILLER, COOKING DASH, DEER HUNTER, DINER DASH, DINO HUNTER: DEADLY SHORES, ETERNITY WARRIORS, FRONTLINE COMMANDO, RACING RIVALS, TAP SPORTS BASEBALL, and TAP SPORTS FOOTBALL, and branded IP games including KIM KARDASHIAN: HOLLYWOOD, KATY PERRY POP, JAMES BOND: WORLD OF ESPIONAGE, MISSION IMPOSSIBLE: ROGUE NATION and SNIPER X WITH JASON STATHAM on the App Store, Google Play, Amazon Appstore, Facebook, Mac App Store, and Windows Phone. Glu’s unique technology platform enables its titles to be accessible to a broad audience of consumers globally. Founded in 2001, Glu is headquartered in San Francisco with major U.S. offices outside Seattle and in Long Beach, and international locations in Canada, China, India, Japan, Korea, and Russia. Consumers can find high-quality entertainment wherever they see the ‘g’ character logo or at www.glu.com.

For live updates, please follow Glu via Twitter at www.twitter.com/glumobile or become a Glu fan at www.facebook.com/glumobile.

CONTRACT KILLER, COOKING DASH, DEER HUNTER, DINER DASH, DINO HUNTER: DEADLY SHORES, ETERNITY WARRIORS, FRONTLINE COMMANDO, RACING RIVALS, TAP SPORTS BASEBALL, TAP SPORTS FOOTBALL, SNIPER X, GLU, GLU MOBILE, and the 'g' character logo are trademarks of Glu Mobile Inc.

Glu Mobile Inc.
Consolidated Balance Sheets
(in thousands)
(unaudited)
	December 31,	December 31,
	2015	2014

ASSETS
Cash and cash equivalents	$180,542	$70,912
Accounts receivable, net	17,956	32,231
Prepaid royalties	28,715	864
Prepaid expenses and other current assets	14,657	17,388
Total current assets	241,870	121,395

Property and equipment, net	5,447	6,116
Restricted cash	1,498	1,990
Long-term prepaid royalties	46,944	5,870
Other long-term assets	1,386	804
Intangible assets, net	17,767	27,524
Goodwill	87,890	87,964
Total assets	$402,802	$251,663

LIABILITIES AND STOCKHOLDERS' EQUITY
Accounts payable	$9,145	$11,685
Accrued liabilities	1,654	3,812
Accrued compensation	7,100	10,751
Accrued royalties	21,032	12,440
Accrued restructuring	342	-
Deferred revenue	31,112	37,333
Total current liabilities	70,385	76,021
Long-term accrued royalties	24,347	870
Other long-term liabilities	1,642	3,066
Total liabilities	96,374	79,957

Common stock	13	11
Additional paid-in capital	557,748	415,766
Accumulated other comprehensive loss	(85)	(8)
Accumulated deficit	(251,248)	(244,063)
Stockholders' equity	306,428	171,706
Total liabilities and stockholders' equity	$402,802	$251,663

Glu Mobile Inc.
Condensed Consolidated Statements of Operations
(in thousands, except per share data)
(unaudited)
	Three Months Ended		Twelve Months Ended
	December 31,	December 31,	December 31,	December 31,
	2015	2014	2015	2014

Revenue	$61,030	$72,865	$249,900	$223,146

Cost of revenue:
Platform commissions, royalties and other	23,109	29,625	98,184	80,992
Amortization of intangible assets	2,325	2,434	9,553	4,767
Total cost of revenue	25,434	32,059	107,737	85,759
Gross profit	35,596	40,806	142,163	137,387

Operating expenses:
Research and development	20,001	16,053	72,856	64,284
Sales and marketing	10,729	12,275	48,240	45,076
General and administrative	6,838	7,154	26,092	25,019
Amortization of intangible assets	11	127	201	508
Restructuring charge	1,075	67	1,075	435
Total operating expenses	38,654	35,676	148,464	135,322

Income/(loss) from operations	(3,058)	5,130	(6,301)	2,065

Interest income and other expense, net:
Interest income	15	10	49	30
Other expense	(149)	(988)	(792)	(1,502)
Interest income and other expense, net	(134)	(978)	(743)	(1,472)

Income/(loss) before income taxes	(3,192)	4,152	(7,044)	593
Income tax benefit/(provision)	234	(2,773)	(141)	7,555
Net income/(loss)	$(2,958)	$1,379	$(7,185)	$8,148

Net income/(loss) per share:
Basic	$(0.02)	$0.01	$(0.06)	$0.09
Diluted	$(0.02)	$0.01	$(0.06)	$0.08

Weighted average common shares outstanding
Basic	127,775	103,406	118,775	91,826
Diluted	127,775	106,954	118,775	96,922

Stock-based compensation expense included in:
Research and development	$1,099	$736	$3,563	$7,422
Sales and marketing	305	209	1,082	701
General and administrative	2,065	1,189	7,041	3,510
Total stock-based compensation expense	$3,469	$2,134	$11,686	$11,633

Glu Mobile Inc.
GAAP to Non-GAAP Reconciliation
(in thousands, except per share data)
(unaudited)
	For the Three Months Ended
	March 31,	June 30,	September 30,	December 31,	March 31,	June 30,	September 30,	December 31,
	2014	2014	2014	2014	2015	2015	2015	2015

GAAP revenue	$44,580	$40,910	$64,791	$72,865	$69,470	$56,150	$63,250	$61,030
Change in deferred revenue and litigation settlement proceeds	2,377	(5,874)	18,762	3,363	(7,023)	1,329	1,174	(3,135)
Non-GAAP revenue	46,957	35,036	83,553	76,228	62,447	57,479	64,424	57,895

GAAP gross profit	30,824	28,037	37,720	40,806	40,726	32,396	33,445	35,596
Change in deferred revenue and litigation settlement proceeds	2,377	(5,874)	18,762	3,363	(7,023)	1,329	1,174	(3,135)
Amortization of intangible assets	554	441	1,338	2,434	2,434	2,434	2,360	2,325
Non-cash warrant expense	-	-	1,126	66	93	135	1,896	(116)
Change in deferred platform commissions and royalty expense	(1,209)	1,527	(9,122)	(108)	2,819	(321)	(780)	1,497
Non-GAAP gross profit	32,546	24,131	49,824	46,561	39,049	35,973	38,095	36,167

GAAP operating expense	30,117	31,703	37,826	35,676	38,214	38,540	33,056	38,654
Stock-based compensation	(2,979)	(4,566)	(1,954)	(2,134)	(2,129)	(3,032)	(3,056)	(3,469)
Amortization of intangible assets	(127)	(127)	(127)	(127)	(127)	(32)	(31)	(11)
Litigation costs and settlement proceeds	-	-	-	-	-	(476)	390	-
Transitional costs	-	(682)	(493)	(255)	(72)	-	-	-
Change in fair value of Blammo earnout	(304)	(531)	-	-	-	-	-	-
Restructuring charge	-	(159)	(209)	(67)	-	-	-	(1,075)
Non-GAAP operating expense	26,707	25,638	35,043	33,093	35,886	35,000	30,359	34,099

GAAP operating income/(loss)	707	(3,666)	(106)	5,130	2,512	(6,144)	389	(3,058)
Change in deferred revenue and litigation settlement proceeds	2,377	(5,874)	18,762	3,363	(7,023)	1,329	1,174	(3,135)
Non-GAAP cost of revenue adjustment	(655)	1,968	(6,658)	2,392	5,346	2,248	3,476	3,706
Stock-based compensation	2,979	4,566	1,954	2,134	2,129	3,032	3,056	3,469
Amortization of intangible assets	127	127	127	127	127	32	31	11
Transitional costs	-	682	493	255	72	-	-	-
Change in fair value of Blammo earnout	304	531	-	-	-	-	-	-
Litigation costs and settlement proceeds	-	-	-	-	-	476	(390)	-
Restructuring charge	-	159	209	67	-	-	-	1,075
Non-GAAP operating income/(loss)	5,839	(1,507)	14,781	13,468	3,163	973	7,736	2,068

GAAP net income/(loss)	133	(3,768)	10,404	1,379	1,124	(5,509)	158	(2,958)
Change in deferred revenue and litigation settlement proceeds	2,377	(5,874)	18,762	3,363	(7,023)	1,329	1,174	(3,135)
Non-GAAP cost of revenue adjustment	(655)	1,968	(6,658)	2,392	5,346	2,248	3,476	3,706
Non-GAAP operating expense adjustment	3,410	6,065	2,783	2,583	2,328	3,540	2,697	4,555
Foreign currency exchange loss	136	31	347	981	290	186	167	149
Release of tax liabilities and valuation allowance	-	-	(8,352)	1,531	-	-	-	-
Non-GAAP net income/(loss)	$5,401	$(1,578)	$17,286	$12,229	$2,065	$1,794	$7,672	$2,317

Reconciliation of net income/(loss) and net income/(loss) per share:
GAAP net income/(loss) per share - basic	$0.00	$(0.04)	$0.11	$0.01	$0.01	$(0.05)	$0.00	$(0.02)
GAAP net income/(loss) per share - diluted	$0.00	$(0.04)	$0.10	$0.01	$0.01	$(0.05)	$0.00	$(0.02)
Non-GAAP net income/(loss) per share - basic	$0.07	$(0.02)	$0.18	$0.12	$0.02	$0.02	$0.06	$0.02
Non-GAAP net income/(loss) per share - diluted	$0.06	$(0.02)	$0.16	$0.11	$0.02	$0.01	$0.06	$0.02
Shares used in computing Non-GAAP basic net income/(loss) per share	79,719	85,549	98,628	103,406	103,869	116,169	127,287	127,775
Shares used in computing Non-GAAP diluted net income/(loss) per share	85,398	85,549	105,438	106,954	107,851	122,538	131,486	129,381

Non-GAAP operating expense break-out:
GAAP research and development expense	$15,579	$17,297	$15,355	$16,053	$18,243	$18,308	$16,304	$20,001
Transitional costs	-	(20)	-	-	-	-	-	-
Stock-based compensation	(2,317)	(3,605)	(764)	(736)	(760)	(836)	(868)	(1,099)
Non-GAAP research and development expense	13,262	13,672	14,591	15,317	17,483	17,472	15,436	18,902

GAAP sales and marketing expense	9,485	7,989	15,327	12,275	12,438	12,771	12,302	10,729
Stock-based compensation	(101)	(190)	(201)	(209)	(218)	(282)	(277)	(305)
Non-GAAP sales and marketing expense	9,384	7,799	15,126	12,066	12,220	12,489	12,025	10,424

GAAP general & administrative expense	4,926	6,131	6,808	7,154	7,406	7,429	4,419	6,838
Transitional costs	-	(662)	(493)	(255)	(72)	-	-	-
Change in fair value of Blammo earnout	(304)	(531)	-	-	-	-	-	-
Stock-based compensation	(561)	(771)	(989)	(1,189)	(1,151)	(1,914)	(1,911)	(2,065)
Litigation costs	-	-	-	-	-	(476)	390	-
Non-GAAP general and administrative expense	$4,061	$4,167	$5,326	$5,710	$6,183	$5,039	$2,898	$4,773

Glu Mobile Inc.
Non-GAAP Adjusted EBITDA
(in thousands)
(unaudited)
	For the Three Months Ended
	March 31,	June 30,	September 30,	December 31,	March 31,	June 30,	September 30,	December 31,
	2014	2014	2014	2014	2015	2015	2015	2015

GAAP net income/(loss)	$133	$(3,768)	$10,404	$1,379	$1,124	$(5,509)	$158	$(2,958)
Change in deferred revenue and litigation settlement proceeds	2,377	(5,874)	18,762	3,363	(7,023)	1,329	1,174	(3,135)
Change in deferred platform commissions and royalty expense	(1,209)	1,527	(9,122)	(108)	2,819	(321)	(780)	1,497
Non-cash warrant expense	-	-	1,126	66	93	135	1,896	(116)
Amortization of intangible assets	681	568	1,465	2,561	2,561	2,466	2,391	2,336
Depreciation	620	607	617	669	706	732	718	706
Stock-based compensation	2,979	4,566	1,954	2,134	2,129	3,032	3,056	3,469
Change in fair value of Blammo earnout	304	531	-	-	-	-	-	-
Transitional costs	-	682	493	255	72	-	-	-
Litigation costs and settlement proceeds	-	-	-	-	-	476	(390)	-
Restructuring charge	-	159	209	67	-	-	-	1,075
Foreign currency exchange loss	136	31	347	981	290	186	167	149
Interest income and other expense	(6)	(7)	(7)	(3)	(6)	(12)	(15)	(15)
Income tax provision/(benefit)	444	78	(10,850)	2,773	1,104	(809)	79	(234)
Total Non-GAAP Adjusted EBITDA	$6,459	$(900)	$15,398	$14,137	$3,869	$1,705	$8,454	$2,774

In addition to the reasons stated above, which are generally applicable to each of the items Glu excludes from its non-GAAP financial measures, Glu believes it is appropriate to exclude certain items for the following reasons:

Change in Deferred Revenue and Deferred Cost of Revenue. At the date we sell certain premium games and micro-transactions, Glu has an obligation to provide additional services and incremental unspecified digital content in the future without an additional fee. In these cases, we recognize the revenue and any associated cost of revenue, including platform commissions and royalties, on a straight-line basis over the estimated life of the paying user. Internally, Glu’s management excludes the impact of the changes in deferred revenue and deferred cost of revenue related to its premium and free-to-play games in its non-GAAP financial measures when evaluating the company’s operating performance, when planning, forecasting and analyzing future periods, and when assessing the performance of its management team. Glu believes that excluding the impact of the changes in deferred revenue and deferred cost of revenue from its operating results is important to facilitate comparisons to prior periods and to understand Glu’s operations.

Amortization of Intangible Assets. When analyzing the operating performance of an acquired entity, Glu's management focuses on the total return provided by the investment (i.e., operating profit generated from the acquired entity as compared to the purchase price paid) without taking into consideration any allocations made for accounting purposes. Because the purchase price for an acquisition necessarily reflects the accounting value assigned to intangible assets (including acquired in-process technology and goodwill), when analyzing the operating performance of an acquisition in subsequent periods, Glu's management excludes the GAAP impact of acquired intangible assets to its financial results. Glu believes that such an approach is useful in understanding the long-term return provided by an acquisition and that investors benefit from a supplemental non-GAAP financial measure that excludes the accounting expense associated with acquired intangible assets.

Non-cash Warrant Expense. In the third and fourth quarters of 2014 and the full year of 2015, Glu recorded a non-cash charge related to the vesting of warrants to purchase shares of common stock issued to brand holders as part of fourth party licensing, development and publishing arrangements. These charges were computed using the Black-Scholes valuation model and were recorded in cost of revenue. When evaluating the performance of its consolidated results, Glu does not consider non-cash warrant expense as it places a greater emphasis on overall stockholder dilution rather than the accounting charges associated with the vesting of any warrants. As the non-cash warrant expense impacts comparability from period to period Glu believes that investors benefit from a supplemental non-GAAP financial measure that excludes these charges.

Stock-Based Compensation Expense. The Company applies the fair value provisions of ASC 718, Compensation-Stock Compensation (“ASC 718”). ASC 718 requires the recognition of compensation expense, using a fair-value based method, for costs related to all share-based payments. Included in the stock compensation expense was the contingent consideration that was subsequently issued to the Blammo employees who were former shareholders of Blammo, which was recorded as research and development expense over the term of the earn-out periods, since these employees were primarily employed in product development. Glu re-measured the fair value of the contingent consideration each reporting period and only recorded a compensation expense for the portion of the earn-out target which was achieved. When evaluating the performance of its consolidated results, Glu does not consider stock-based compensation charges. Likewise, Glu's management team excludes stock-based compensation expense from its short and long-term operating plans. In contrast, Glu's management team is held accountable for cash-based compensation and such amounts are included in its operating plans. Further, when considering the impact of equity award grants, Glu places a greater emphasis on overall stockholder dilution rather than the accounting charges associated with such grants. Glu believes it is useful to provide a non-GAAP financial measure that excludes stock-based compensation in order to better understand the long-term performance of its business.

Restructuring Charges. Glu undertook restructuring activities in the second, third and fourth quarters of 2014 and the fourth quarter of 2015 and recorded cash restructuring charges due to the termination of certain employees in its China, Europe and U.S. offices. Glu recorded the severance costs as an operating expense when it communicated the benefit arrangement to the employee and no significant future services, other than a minimum retention period, were required of the employee to earn the termination benefits. Glu believes that these restructuring charges do not reflect its ongoing operations and that investors benefit from a supplemental non-GAAP financial measure that excludes these charges.

Change in Fair Value of Blammo Earnout. As part of the acquisition of Blammo, Glu committed to issue additional consideration in the form of Glu’s common stock to the former, non-employee Blammo shareholders if certain revenue targets were achieved. Glu recorded the estimated contingent consideration liability at acquisition and adjusted the fair value of the liability each reporting period. When analyzing the operating performance of an acquired entity, Glu’s management focuses on the total return provided by the investment (i.e., operating profit generated from the acquired entity as compared to the purchase price paid including the final amounts paid for contingent consideration) without taking into consideration any expenses recognized post-acquisition related to the change in fair value of the contingent consideration. Because the final purchase price paid for an acquisition necessarily reflects the accounting value assigned to both the consideration, including the contingent consideration, paid and to the intangible assets (including goodwill) acquired, when analyzing the operating performance of an acquisition in subsequent periods, the Company’s management excludes the GAAP impact of any adjustments to the fair value of these acquisition-related balances to its financial results. Glu believes that the fair value adjustments affect comparability from period to period and that investors benefit from a supplemental non-GAAP financial measure that excludes these charges.

Litigation Settlement Proceeds and Costs. These proceeds and expenses consist primarily of one-time settlement payments received from, and legal fees incurred in connection with, intellectual property infringement matters. The Company has treated the settlement proceeds as a multiple element arrangement and has allocated a significant portion of the proceeds to revenue as deemed royalty revenue for the settlement of past infringement. The residual proceeds have been allocated to contra general and administrative expenses and offset legal fees incurred. The Company excludes these proceeds and costs from its non-GAAP measures as these proceeds and costs are isolated, unpredictable and not expected to recur regularly, and the Company believes that these non-recurring proceeds and costs have no direct correlation to the operation of the Company’s ongoing core business.

Transitional Costs. GAAP requires expenses to be recognized for various types of events associated with a business acquisition such as legal, accounting and other deal related expenses. Glu has incurred various costs related to the acquisition and integration of PlayFirst and Cie Games into Glu’s operations. Glu recorded these non-recurring acquisition and transitional costs as operating expenses when they were incurred. Glu believes that these acquisition and transitional costs affect comparability from period to period and that investors benefit from a supplemental non-GAAP financial measure that excludes these expenses.

Release of tax liabilities and valuation allowance. In the third and fourth quarters of 2014 Glu adjusted a portion of its deferred tax asset valuation allowance as a result of the deferred tax liabilities recorded in connection with the Cie Games acquisition. Glu believes that these non-recurring, one-time tax adjustments do not reflect its ongoing operations and that investors benefit from a supplemental non-GAAP financial measure that excludes these adjustments.

Foreign currency exchange gains and losses. Foreign currency exchange gains and losses represent the net gain or loss that Glu has recorded for the impact of currency exchange rate movements on cash and other assets and liabilities denominated in foreign currencies related to the revaluation of assets and liabilities. Accordingly, foreign currency exchange gains and losses are generally unpredictable and can cause Glu’s reported results to vary significantly. Due to the unusual magnitude of these gains and losses, and the fact that Glu has not engaged in hedging or taken other actions to reduce the likelihood of incurring a sizeable net gain or loss in future periods, Glu excludes foreign exchange gains and losses for comparability purposes. Glu believes that these gains and losses do not reflect its ongoing operations and that investors benefit from a supplemental non-GAAP financial measure that excludes these items, enabling investors to compare Glu’s core operating results in different periods without this variability. Foreign exchange losses recognized during 2014 and 2015 were as follows (in thousands):

March 31, 2014	$(136)
June 30, 2014	(31)
September 30, 2014	(347)
December 31, 2014	(981)
FY 2014	$(1,495)

March 31, 2015	$(290)
June 30, 2015	(186)
September 30, 2015	(167)
December 31, 2015	(149)
FY 2015	$(792)

CONTACT:
Investor Relations:
ICR, Inc.
Seth Potter, 646-277-1230
ir@glu.com